Exhibit 99.1

FOR IMMEDIATE RELEASE

February 13, 2026

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 1st Quarter Fiscal 2026 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended December 31, 2025 (“Q1 FY26”). In Q1 FY26, the Company posted (i) total revenue of $9.1 Million (“M”), an increase of approximately 5.2% over total revenue of $8.7M for the quarter ended December 31, 2024 (“Q1 FY25”); (ii) Q1 FY26 operating income of $0.8M compared to Q1 FY25 operating income of $0.1M; and (iii) net income attributable to common shareholders of $0.5M in Q1 FY26 compared to net loss attributable to common shareholders of ($2.0M) in Q1 FY25.

“Our Q1 FY26 results reflect continued momentum as we reinvest in our core technology and expand our footprint with new contract wins,” said Derek Cassell, CEO of Track Group. “Revenue growth in key regions like Florida and Illinois, along with the strategic realignment of our global operations, reinforces our position as a trusted leader in GPS electronic monitoring. While higher costs affected gross profit and Adjusted EBITDA this quarter, our return to net profitability and stronger operating income show that our long-term strategy is working. We are confident that these investments lay the foundation for future growth and even greater value to our clients and shareholders.”

FINANCIAL HIGHLIGHTS

●

Total Q1 FY26 revenue of $9.1M increased approximately 5.2% compared to Q1 FY25 revenue of $8.7M. The increase in revenue was driven principally by an increase in people assigned to monitoring for clients in Florida and Illinois. This increase was partially offset by a revenue decrease for our Chilean subsidiary, which was sold November 1, 2025.

●

Gross profit of $4.3M in Q1 FY26 decreased approximately 3.5% compared to Q1 FY25 gross profit of $4.4M due to an increase in device repair costs and server costs, partially offset by an increase in revenue.

●

Operating income in Q1 FY26 of $0.8M increased compared to the operating income of $0.1M in Q1 FY25. The increase in net income in Q1 FY26 is primarily due to an increase revenue and a gain on dissolution of our Israeli subsidiary.

●

Adjusted EBITDA for Q1 FY26 of $1.21M, decreased compared to $1.25M for Q1 FY25 due to an increase in cost of revenue. Adjusted EBITDA in Q1 FY26 as a percentage of revenue decreased to 13.4%, compared to 14.4% for Q1 FY25 for the same reason.

●	Unrestricted cash balance of $3.6M for Q1 FY26 decreased compared to $4.1M for Q1 FY25. The change in cash position was principally due to increased capitalized software costs.

●

Net income attributable to shareholders in FY26 was $0.5M compared to net loss of ($2.0M) in FY25, a change principally attributable to an increase in operating income and positive currency exchange rate movements.

Business Outlook

Growth in revenue and operating income in Q1 FY26 reinforces our confidence in strategic reinvestment in technology and the implementation of new programs. These endeavors position us well for sustained growth throughout FY26. As a result, the Company's preliminary outlook for FY26 is as follows:

	Actual		Outlook
	FY 2024	FY 2025	FY 2026
Revenue:	$36.9M	$35.2M	$38M - $39M

Adjusted EBITDA Margin:	14.6%	16.4%	18% - 19%

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2025, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	December 31,	September 30,
	2025	2025
Assets
Current assets:
Cash	$3,558,464	$4,098,114
Accounts receivable, net of allowance for credit losses of $738,201 and $596,059, respectively	6,121,955	6,455,910
Prepaid expense and deposits	320,422	353,319
Inventory, net of reserves of $82,736 and $61,535, respectively	478,570	473,464
Total current assets	10,479,411	11,380,807
Property and equipment, net of accumulated depreciation of $303,173 and $294,873, respectively	528,580	497,889
Monitoring equipment, net of accumulated depreciation of $6,202,150 and $5,896,304, respectively	4,759,049	5,104,603
Intangible assets, net of accumulated amortization of $22,205,298 and $21,616,041, respectively	14,527,807	13,958,773
Goodwill	8,360,264	8,299,941
Other assets, net	1,015,693	1,061,507
Total assets	$39,670,804	$40,303,520

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,698,724	$3,709,653
Accrued liabilities	4,620,486	4,886,603
Total current liabilities	8,319,210	8,596,256
Long-term debt, net of current portion	42,741,380	42,720,944
Long-term liabilities	476,773	529,265
Total liabilities	51,537,363	51,846,465

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(314,632,423)	(315,147,082)
Accumulated other comprehensive income (loss)	164,132	1,002,405
Total equity (deficit)	(11,866,559)	(11,542,945)
Total liabilities and stockholders’ equity (deficit)	$39,670,804	$40,303,520

TRACK GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

(Unaudited)

	Three Months Ended December 31,
	2025	2024
Revenue:
Monitoring and other related services	$8,707,758	$8,441,307
Product sales and other	409,450	227,021
Total revenue	9,117,208	8,668,328

Cost of revenue:
Monitoring, products and other related services	4,071,614	3,508,762
Depreciation & amortization included in cost of revenue	777,887	735,224
Total cost of revenue	4,849,501	4,243,986

Gross profit	4,267,707	4,424,342

Operating expense:
General & administrative	2,229,896	2,431,118
Selling & marketing	958,953	901,189
Research & development	694,143	669,391
Depreciation & amortization	228,034	227,553
(Gain) loss on sale/dissolution of subsidiary	(630,472)	66,483
Total operating expense	3,480,554	4,295,734

Operating income	787,153	128,608

Other income (expense):
Interest income	1,078	2,839
Interest expense	(628,612)	(571,798)
Currency exchange rate gain (loss)	422,855	(1,499,262)
Total other income (expense)	(204,679)	(2,068,221)
Income (loss) before income taxes	582,474	(1,939,613)
Income tax expense	67,815	71,236
Net income (loss) attributable to common stockholders	514,659	(2,010,849)
Release of cumulative translation adjustment for sale/dissolution of subsidiary	(582,883)	1,390,913
Equity adjustment for sale of subsidiary	-	571,518
Foreign currency translation adjustments	(255,390)	771,769
Comprehensive income (loss)	$(323,614)	$723,351

Net income (loss) per share – basic
Net income (loss) per common share	$0.04	$(0.17)
Weighted average common shares outstanding	11,863,758	11,863,758
Net income (loss) per share – diluted
Net income (loss) per common share	$0.04	$(0.17)
Weighted average common shares outstanding	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA DECEMBER 31 (UNAUDITED)

(amounts in thousands, except share and per share data)

	Three Months Ended December 31,
	2025	2024

Non-GAAP Adjusted EBITDA
Net income (loss) attributable to common shareholders	$515	$(2,011)
Interest expense, net	628	569
Depreciation and amortization	1,006	963
Income taxes (1)	68	71
Board compensation and stock-based compensation	50	75
Foreign exchange expense (gain)	(423)	1,499
(Gain) loss on sale/dissolution of subsidiary	(630)	66
Other charges (2)	5	18
Total Non-GAAP Adjusted EBITDA	$1,219	$1,250
Non-GAAP Adjusted EBITDA, percent of revenue	13.4%	14.4%

Non-GAAP earnings per share – basic:
Weighted average common shares outstanding	11,863,758	11,863,758
Non-GAAP earnings per share	$0.10	$0.11

Non-GAAP earnings per share – diluted:
Weighted average common shares outstanding	11,863,758	11,863,758
Non-GAAP earnings per share	$0.10	$0.11

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)	Other charges are expenses related to the board of directors and severance.